Exhibit No. (a)(10)
FOR IMMEDIATE RELEASE
TUESDAY, 21ST JULY, 1998



                CARLTON EXTENDS TENDER OFFER FOR COMMON STOCK OF
               NIMBUS CD INTERNATIONAL, INC. UNTIL 12:00 MIDNIGHT,
                  NEW YORK CITY TIME, ON FRIDAY, JULY 24, 1998


Carlton Communications Plc today announced that Neptune Acquisition Corp., its wholly owned subsidiary, had extended its tender offer for all of the outstanding shares of common stock of Nimbus CD International, Inc. The tender offer had been scheduled to expire at 12:00 midnight New York City time on Tuesday, July 21, 1998 and is now scheduled to expire at 12:00 midnight New York City time on Friday, July 24, 1998, unless further extended. As of 5:00 p.m., New York City time on July 20, 1998, approximately 13,475,242 shares of Nimbus CD common stock representing approximately 63% of the total outstanding shares had been validly tendered and not withdrawn pursuant to the tender offer.


                                     -ENDS-


For further information please contact:

David Cameron    Carlton Communications Plc        011 44171 663 6363